PRESS RELEASE                                  Source: SurfNet Media Group, Inc.

SURFNET - NEW FOCUS AND DIRECTION FOR ONLINE MEDIA COMPANY AND WEB PUBLISHER Thursday January 13, 3:19 pm ET


INTRODUCTION OF FOCUSED, LIVE AND ON-DEMAND ENTERTAINMENT TO TARGETED NICHE COMMUNITIES THROUGH INNOVATIVE, VERTICAL DISTRIBUTION CHANNELS AND PROPRIETARY TECHNOLOGY CREATES NEW OPPORTUNITIES FOR ADVERTISERS, CONSUMERS AND INVESTORS.

TEMPE, Ariz., Jan. 13 /PRNewswire-FirstCall/ -- SurfNet Media Group, Inc. (OTC Bulletin Board: SFNM - News; http://www.surfnetmedia.com) has launched a new strategic focus and business direction, according to its Chairman and new CEO, Robert Arkin. With its branded VoiceAmerica(TM) Broadcast Network (http://www.voiceamerica.com), a pioneer in Internet radio web publishing since 1999, SurfNet will focus on the creation, promotion and distribution of a robust and differentiated suite of products and services delivering niche-specific content, including live and prerecorded talk radio programs, on-demand libraries, desktop video theater and consumer value-added and tie-in promotions. In addition, SurfNet is launching two new branded stations to provide genre-based content -- VoiceAmerica(TM) Business (http://www.business.voiceamerica.com) and VoiceAmerica(TM) Health & Wellness (http://www.health.voiceamerica.com), and expect to launch in the near future VoiceAmerica(TM) Faith (http://www.faith.voiceamerica.com) and VoiceAmerica(TM) Sports (http://www.sports.voiceamerica.com). SurfNet also anticipates creating, promoting and distributing additional genre-based stations in cooperation with well-known consumer brands and other enterprises in high value, opportunistic markets.

"Content is king, but distribution rules the roost," says Eric Schedeler, SurfNet's new President. To reach specific niche communities with highly targeted demographics and interests, SurfNet is building pioneering, new media distribution channels leveraging the modalities SurfNet's customers and partners use to reach their key constituencies. SurfNet will use multiple points of delivery to reach audiences, including VoiceAmerica's web sites, customer sites, community links, search engine optimization and direct launch from home pages and wireless devices.

Further facilitating SurfNet's initiative is its patented Metaphor(TM) technology which becomes a catalyst for syndication of online content by enabling any web site to become a broadcast portal. Through activating a Metaphor(TM) icon embedded on a computer or wireless device, users can tune in directly to a VoiceAmerica(TM) station without going to the web site. To reach specific niche communities, SurfNet is creating innovative "mini-portals" built on a Metaphor(TM) platform.

Forrester Research projects the size of the U.S. Internet advertising market to more than double from $7 billion in 2003 to $15.6 billion in 2008, representing a compound annual growth rate of 17.5% and outpacing ad industry growth overall. eMarketer estimates that online U.S. advertising for 2004 topped $9.1 billion, eclipsing the past record established in 2000 by $1 billion. According to the Online Publishers Association (OPA), 2004's growth in advertising spending generated extraordinary revenue growth among the major online media companies and a renewed enthusiasm for the medium as a whole. Pundits concur that the proliferation of broadband and growth of rich media cements the status of the Internet as the primary and preferred information medium for consumers of all ages. According to the OPA, in 2004, for the first time ever, content surpassed communications as the leading Internet activity as measured by time spent online.

SurfNet's vision is to capitalize upon the phenomenal growth in online advertising spending by becoming the market leader in the creation, distribution and promotion of niche-specific, online live and prerecorded talk radio programs, on-demand libraries, desktop video theater and specialty mini-portals. "This is a new and exciting direction for SurfNet," says Mario Gallego, SurfNet's new COO. "After a thorough analysis of the company's operations and direction and receiving valuable technical, operations and marketing input, we recognized that a major reorganization was in order. We have now redirected the company to quickly establish its position in online content development, now and in the future, with a differentiated product set that we can deliver to partners and consumers effectively and profitably."
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SurfNet is implementing a new revenue model emphasizing multiple sources of revenue, including fees for content development and production; syndication; program sponsorship; online, direct response advertising; online, branded advertising; and consumer value-added and tie in promotions. SurfNet believes this represents an economically feasible, shorter path to significant revenues and return on capital, and will enhance its position for advantageous investment and corporate transactions. "The key to SurfNet's success in the marketplace will be our ability to provide compelling content with high production values through simple and easy delivery channels, enabling advertisers to target specific audiences on a cost-effective basis," says CEO Robert Arkin. "That is the essence of what SurfNet will deliver."

This news release contains certain "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those currently anticipated, including the risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission.